Exhibit 99(a)(10)(C)

Notice of Grant of Stock Options and Option Agreement	Magma Design Automation, Inc. ID: 77-0454924 5460 Bayfront Plaza Santa Clara, CA 95054-3600

Name	Option Number:	000XXXX
Address 1	Plan:	XXXX
Address 2
City, State, Zip	ID:	xxx-xx-xxxx

Effective mm/dd/yyyy, you have been granted a(n) Incentive Stock Option to buy xxx shares of Magma Design Automation, Inc. (the Company) stock at $xx.xx per share.

The total option price of the shares granted is $xx,xxx.xx.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
xxx	On Vest Date	mm/dd/yyyy	mm/dd/yyyy
x,xxx	Monthly	mm/dd/yyyy	mm/dd/yyyy

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

Optionee Name	Date

[For employees residing in China, Israel and Italy]

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS

MAGMA DESIGN AUTOMATION, INC.

2001 Stock Incentive Plan

THIS STOCK OPTION AGREEMENT TERMS AND CONDITIONS (the “Agreement”), together with the Notice of Stock Option Grant (the “Notice of Grant”) to which this Agreement is attached, constitute the Stock Option Agreement referred to in the Magma Design Automation, Inc. 2001 Stock Incentive Plan (the “Plan”) with respect to the option granted to you pursuant to the Notice of Grant (the “Option”). This Option is intended to be a Nonstatutory Stock Option, as provided in the Notice of Grant.

1. Exercise [Vesting schedule depends on how long the optionee has been employed by the Company]

The Option evidenced by this Agreement becomes exercisable (i) with respect to [12.5%] [16.667%] [25%] of the Shares subject to the Option on the six month anniversary of the vesting commencement date, and (ii) with respect to an additional [2.083%] [2.777%] [4.167%] of the Shares subject to the Option on or after each full month following the six month anniversary of the vesting commencement date, as summarized in the Notice of Grant. Your rights to exercise the Option accrue only for the time period you render Service to the Company following your vesting commencement date. Your vesting commencement date is the date six months prior to the first “Full Vest Date” set forth in the Notice of Grant.

2. Term The Option expires on the date shown in the Notice of Grant, but in no event later than the tenth anniversary of the Date of Grant set forth in the Notice of Grant. The Option may expire earlier in connection with the termination of your Service, as described below.

3. Regular Termination If your Service with the Company or a Subsidiary terminates for any reason excluding death, Total and Permanent Disability or Cause (as defined below), and whether or not in breach of local labor law, this Option will expire on the date three months after your termination date. Your “Termination Date” will be the date you are no longer actively providing Service to the Company (not extended by any notice period mandated under local law).

4. Death or Disability If your Service with the Company or a Subsidiary terminates as a result of your Total and Permanent Disability or death, this Option will expire on the date six months after your Termination Date.

5. Cause If your Service with the Company or a Subsidiary terminates for Cause, this Option will expire on the date seven days following your Termination Date. For purposes of this section, “Cause” shall mean (i) continued failure to perform substantially your duties, which standard of duties shall be referenced to the standards set by the Company at the date of this Agreement (other than as a result of sickness, accident or similar cause beyond your reasonable control) after receipt of a written warning and your being given thirty (30) days to cure the failure; (ii) willful misconduct or gross negligence, which is demonstrably injurious to the Company or any of its Subsidiaries, including without limitation willful or grossly negligent failure to perform your material duties as an officer or employee of the Company or any of its Subsidiaries or a material breach of this Agreement, your employment agreement (if any) or your Proprietary Information and Inventions Agreement with the Company; (iii) conviction of or plea of nolo contendere to a felony; or (iv) commission of an act of fraud against, or the misappropriation of property belonging to, the Company or any affiliated company, employee, customer or supplier of the Company.

6. Leaves of Absence For purposes of this Option, your Service does not terminate when you go on a military leave of absence, a sick leave of absence or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. Your Service will terminate when the approved leave of absence ends unless you immediately return to active employment. Except as provided by applicable law, or unless expressly provided in writing pursuant to a Company-approved leave of absence, the period of the approved leave of absence will not be credited as Service to the Company for the purposes of determining when your Option vests. In accordance with the preceding sentence, the dates on which the Option would otherwise vest will be postponed by the number of days of the approved leave of absence.

7. Restrictions on Exercise The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The exercise of this Option and the issuance and immediate sale of the Shares upon such exercise is subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued to you under the Plan unless and until there has been compliance with such applicable laws.

8. Notice of Exercise When you wish to exercise this Option you must notify the Company by completing the Notice of Stock Option Exercise in the form attached to this Agreement (or such other form approved by the Company) (the “Notice of Exercise”) and filing it with the Treasury Department of the Company. Because you will be required to exercise your Option via a cashless exercise through a securities broker approved by the Company, the Notice of Exercise form must be filed in advance and approved by the Company prior to placing the order with the broker. The exercise of your Option will be effective when the Notice of Exercise and payment of the Exercise Price is received and approved by the Company. This Notice of Exercise form may be superseded by a Company-sponsored web-based trading program that includes security measures sufficient to ensure your identification, such that your entry of a cashless exercise constitutes your request and authorization to exercise the Option. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

9. Form of Payment Due to local regulatory issues in your country, payment may be made only by means of by delivering a Committee-approved form of irrevocable direction to a securities broker approved by the Company to issue to you and immediately sell all the Shares subject to the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the aggregate Exercise Price and any withholding taxes (including social insurance contributions and payment on account obligations). The balance of the sale proceeds will be delivered to you. You will not receive any Shares. The Company reserves the right to eliminate the requirement to use a cashless exercise method of exercise and, in its sole discretion, to permit other methods of exercise and forms of payment should local regulatory requirements change.

10. Withholding Taxes and Stock Withholding

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the immediate sale of Shares acquired pursuant to such exercise; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

In exercising your Options through the cashless exercise method, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Shares. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your exercise of Options that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of the Option if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

11. Transfer of Option

Prior to your death, only you can exercise this Option. You cannot sell, transfer, assign, pledge or otherwise alienate this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

12. Retention Rights

Neither your Option nor this Agreement give you the right to be retained by the Company or a Subsidiary in any capacity. The Company and its Subsidiaries reserve the right to terminate your Service at any time, with or without Cause.

13. Nature of Grant

In accepting the grant, you acknowledge that:

1)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

2)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

3)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

4)	you are voluntarily participating in the Plan;

5)	the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

6)	the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

7)	in the event that you are not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary or affiliate of the Company;

8)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;

9)	if the underlying Shares do not increase in value, the Option will have no value;

10)	in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

11)	in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive additional Options and to vest in the Option under the Plan, if any, will terminate effective as of your Termination Date (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant.

14. Stockholder Rights

You have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price.

15. Adjustments

In the event of a stock split, a stock dividend or a similar change in Company Stock, the number of Shares subject to this Option and the Exercise Price per share may be adjusted pursuant to the Plan.

16. Applicable Law

This Option grant and the provisions of this Agreement will be interpreted and enforced under the laws of the State of California (without regard to choice-of-law provisions).

17. Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

18. The Plan and Other Agreements The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement, the Notice of Grant, the Notice of Exercise and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning the Option are superseded. This Agreement, the Notice of Grant and the Notice of Exercise may be amended only by another written agreement, signed by both you and the Company.

19. Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Language

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

21. Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under the Plan or future Options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

BY SIGNING THE NOTICE OF GRANT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED IN THE NOTICE OF GRANT, THE

AGREEMENT, THE NOTICE OF EXERCISE AND THE PLAN, AND ACKNOWLEDGE

RECEIPT OF A COPY OF THE PLAN